Exhibit (d)(xiii)
SSgA Funds Management, Inc.
One Lincoln Street
Boston, MA 02111
April 12, 2011
Ryan Louvar, Secretary
SPDR® Series Trust
One Lincoln Street
Boston, MA 02111
Dear Mr. Louvar:
     This letter serves to inform the Trust that SSgA Funds Management, Inc. (“SSgA FM”), has contractually agreed to waive a portion of its management fee for SPDR® Nuveen S&P High Yield Municipal Bond ETF (the “Fund”) and/or reimburse expenses to the extent necessary to limit the Fund’s total annual operating expenses to 0.45% (before application of any extraordinary expenses or acquired fund fees). This waiver will remain in effect until April 13, 2012 and shall automatically renew for successive annual periods, unless SSgA FM provides notice to the Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Amended and Restated Investment Advisory Agreement, dated September 1, 2003 and as amended from time to time, between the Trust and SSgA FM.

SSgA Funds Management, Inc.

By: Name:	/s/ James Ross James Ross
Title:	President

SPDR Series Trust

By: Name:	/s/ Ryan Louvar Ryan Louvar
Title:	Secretary